Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-219093 of our report dated April 5, 2017 (July 14, 2017 as it relates to the reverse stock split described in Note 1), relating to the consolidated financial statements of Redfin Corporation and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Seattle, Washington

July 17, 2017